EMCORE CORPORATION
SHORT-TERM INCENTIVE PLAN
(Effective as of June 9, 2022)
This EMCORE Corporation Short Term Incentive Plan (this “Plan”) sets forth the terms of certain cash bonus opportunities for eligible employees of EMCORE Corporation (the “Corporation”). The purpose of this Plan is to enable the Corporation to recruit, retain, motivate and reward employees who contribute to the achievement of the Corporation’s performance objectives.
1.ADMINISTRATION
This Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”) of the Corporation. The Committee shall act as the “Administrator” of this Plan and shall have the discretionary authority to (i) select employees for participation in this Plan (each such selected employee, a “Participant”); (ii) establish Performance Periods, Target Bonus Amounts and Performance Goals; (iii) determine the amount of any Bonuses payable under the Plan; (iv) construe and interpret this Plan; (v) prescribe, amend, rescind rules and regulations relating to this Plan; and (vi) authorize the Corporation’s Chief Executive Officer (the “CEO”) or his delegates to select and make determinations under this Plan for employees who are not executive officers (within the meaning of Rule 3b-7 of the Securities and Exchange Act of 1934, as amended, such executive officers are referred to herein as the “Executive Officers”). Any powers of the Administrator pursuant to this Plan may also be exercised by the Board of Directors of the Corporation.
2.AWARDS
The Administrator shall, in its discretion, grant Participants “Awards” under this Plan. Subject to the terms and conditions of this Plan, each Award represents the opportunity to earn a cash payment (the “Bonus”) based on the achievement of certain Performance Goals established for a Performance Period. “Performance Period” means the period for which performance is calculated, which unless otherwise determined by the Administrator, shall be the Corporation’s fiscal year.
The Plan Administrator will establish a Performance Period(s), Target Bonus Amount(s) and Performance Goal(s) for each Participant. As used herein and unless otherwise determined by the CEO for certain Participants who are not Executive Officers (each a “Non-Executive Officer”), the “Target Bonus Amount” with respect to an Award means the amount obtained by multiplying (i) the rate of regular base salary (without giving effect to any overtime compensation and based solely on a 40-hour work week) payable to the Participant for the Performance Period as of the end of the Performance Period, by (ii) the Participant’s Target Bonus Amount, expressed as a percentage of such rate of base salary, as established by the Administrator for Executive Officers or by the CEO or his delegates for Non-Executive Officers. If determined by the CEO for certain Non-Executive Officers at a Grade Level 6 or below, “Target Bonus Amount” with respect to an Award shall mean the fixed target bonus amount established by the CEO.
3.AWARD DETERMINATION AND PAYMENT
3.1Award Determination. Following the completion of each Performance Period, the Administrator shall determine the extent to which the Performance Goals (as defined below) have been achieved or exceeded. To the extent that the Performance Goals are achieved, the Administrator shall determine, in its discretion, the extent to which the Performance Goals applicable to each Participant have been achieved and shall then determine the Bonus payable each Participant. For the avoidance of doubt, the CEO may establish the Performance Goals, determine the achievement of the Performance Goals, and the amount of any Bonus payable with respect to Non-Executive Employees, and with respect to Non-Executive Officers at a Grade Level 6 or below, the CEO may determine that the “Target Bonus Amount” is a fixed target bonus amount without regard to the employee’s regular base salary.
3.2Determination of Performance Goals. “Performance Goals” shall mean performance criteria established by the Administrator, in its discretion, with respect to each Performance Period, which may include any of the following, or such other criteria as determined by the Administrator: (i) operating income, operating cash flow and operating expense; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales; (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) write-offs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; (xxxi) environmental, social and governance considerations; and/or (xxxii) total shareholder return. Such Performance Goals may relate to the performance of the Corporation as a whole, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Administrator shall determine. Performance Goals may include a threshold level of performance below which no Bonus will be paid and levels of performance at which specified percentages of the Target Bonus Amount will be paid and may also include a maximum level of performance above which no additional Bonus amount will be paid.
3.3Timing of Bonus Payment. As soon as reasonably practicable after the end of the Performance Period, the Administrator shall determine achievement of the Performance Goal(s) for the Performance Period and the amount of each Participant’s Bonus, if any, payable pursuant to this Plan. Any distribution made under the Plan shall be made in cash and occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Bonus but may occur prior to the end of the Performance Period, as determined by the Administrator in its discretion. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”), in the event that the Administrator waives the requirement that a Participant must be employed on the date the Bonus is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Corporation’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.
3.4Maximum Bonus Payment. Notwithstanding any other provision of this Plan to the contrary, the maximum amount of any Bonus that may be paid under this Plan to any Participant during any fiscal year is 150% of the applicable participant’s base salary or such lower amount as determined by the Administrator.
4.CONTINUED EMPLOYMENT REQUIREMENT
Unless otherwise provided in a Participant’s employment agreement, severance benefits agreement, or similar agreement with the Corporation, a Participant must remain in good standing and continuously employed by the Corporation or one of its subsidiaries through the Bonus payment date in order for any Bonus to become payable pursuant to this Plan. Unless otherwise provided in a Participant’s employment agreement, severance benefits agreement, or similar agreement with the Corporation, if a Participant terminates employment with the Corporation or one of its subsidiaries for any reason prior to the Bonus payment date, all of the Participant’s rights under this Plan will automatically terminate.
5.RECOUPMENT OF BONUS PAYMENTS
Any Bonuses becoming payable pursuant to this Plan shall be subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Bonuses or other cash or property received with respect to the Bonuses.
6.GENERAL PROVISIONS
6.1Eligible Employees. All regular, full-time and part-time employees of the Corporation shall be eligible to participate in this Plan, except employees who participate in a sales commission plan or other cash incentive plans.    An eligible employee shall only become a Participant if he or she is selected to participate in this Plan.
6.2Rights of Participants.
(a)No Right to Continued Employment. Nothing in this Plan (or in any other documents evidencing any Award under this Plan) will be deemed to confer on any Participant any right to continue in the employ of the Corporation or any subsidiary or interfere in any way with the right of the Corporation or any subsidiary to terminate his or her employment at any time.
(b)Plan Not Funded. No Participant or other person will have any right or claim to any specific funds, property, or assets of the Corporation by reason of any Award hereunder. To the extent that a Participant or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
6.3Force and Effect. The various provisions herein are severable in their entirety. Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions.

6.4Governing Law. This Plan will be construed under the laws of the State of California. No Award made under the Plan shall be intended to be deferred compensation under Section 409A of the Code and will be interpreted accordingly.
6.5Construction. Section 409A. It is intended that Awards granted and Bonuses paid under this Plan qualify as “short-term deferrals” within the meaning of the guidance provided by the Internal Revenue Service under Section 409A of the Code, and this Plan shall be interpreted consistent with that intent.
6.6Tax Withholding. Any Bonuses becoming payable pursuant to this Plan shall be subject to the Corporation’s withholding such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. The Corporation also may withhold from any other amount payable by the Corporation or any affiliate to the Participant an amount
6.7Amendments and Termination. The Administrator may terminate this Plan at any time, provided such termination shall not affect the payment of any Bonuses accrued under the Plan prior to the date of the termination. The Administrator may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part.